Exhibit 99.1

Below is a transcript of a Bloomberg TV interview with Tod Hynes, Founder and Chief Strategy Officer, XL Fleet. The interview took place on November 12, 2020.

Caroline Hyde, Bloomberg TV:

Really great focus there. Of course, today we are on the downside, we got a risk-off mood. Nevertheless, it’s been buoyant in all things EV. Let’s get a key take from a leader in that particular part of the business to discuss what the Biden administration means for the industry.

Tod Hynes is Founder and Chief Strategy Officer at XL Fleet. Great to have you with us, Tod. Does it mean a new dawn for you? There seems to have been a lot of hype, but what’s the reality?

Tod Hynes, XL Fleet:

We’ve seen tremendous increase in demand from customers over the last two years or so. So the overall market we’re in is definitely increasing significantly and, you know, a Biden administration creates a tremendous tailwind with additional, you know, incentives or mandates or resources to really bring electrification to market more quickly. Our focus is specifically in the commercial fleet market, which is still very early in this process. Less than 1% of new vehicles sold in the U.S. have any level of electrification, and we’re making the electric powertrains that go into the hybrid and plug-in hybrid versions of these vehicles and will be rolling out all-electric quite soon in the 2022 timeframe. So we see this is a big addition to the momentum that’s already in the market.

Romaine Bostick, Bloomberg TV:

So Tod, I am curious about the commercial fleet angle of this, because whenever we talk about EVs, we typically talk about the consumer passenger vehicle side of it. Why haven’t we seen faster adoption on the consumer fleet side? Because you would think there would be more of a need and more, I guess, of a will, to push forward with this.

Tod Hynes, XL Fleet:

There really aren’t a lot of options for commercial fleets right now. They’re just starting to get to market, and commercial vehicles have much more demanding drive cycles than a consumer vehicle. So it’s actually technically more challenging to create solutions that meet the operating requirements, number one, and then the cost or sustainability targets. That’s been one of our goals from the beginning of developing and launching XL Fleet, was really meet the customer needs number one, so operations, which is their primary focus, and that’s one of the reasons we launched with a hybrid product. That’s a very easy to deploy solution that can immediately reduce emissions by about 20 percent in urban driving, customers can deploy that rapidly across the US.—we’re in about 49 states at this point—and then the plug-in hybrid solution enables customers to reduce emissions further. Obviously, all electric works well, we think in certain segments of the commercial fleet market. So we’ll have a comprehensive offering of not only the hybrid and plug-in, but also the EV solutions for these customers. And then also helping them solve the charging infrastructure side of the problem is another part of our business we’ll be rolling out quite soon.

Taylor Riggs, Bloomberg TV:

How does a Biden Presidency, from President Elect Joe Biden, change your business model? Does this just pull forward future demand that you thought was already coming within the next five years?

Tod Hynes, XL Fleet:

We’re growing extremely rapidly already. We grew, we announced our Q3 numbers this morning, but we’re up 144 percent compared to Q3 last year, so we’re already experiencing tremendous growth. Biden administration—he committed to five hundred thousand charging stations, so very clear commitment to adding more resources towards this market, so really will help the market grow quickly.

And one of the big advantages that XL Fleet has, is that when you see these types of stimulus programs come in, they’re really looking for shovel-ready projects. We’re already producing, we’ve got thousands of units on the road, most of our competitors don’t have hundreds. So you know, we’re really in a leadership position in the commercial fleet electrification market, and we’ll be in a great position to take advantage of any programs that come down the road next year.

Caroline Hyde, Bloomberg TV:

This year, next year—but, Tod, what about in ten years’ time? How long is the lifespan of XL Fleet to be retrofitting, if suddenly we actually have fully electric vehicles on our roads?

Tod Hynes, XL Fleet:

Good question. Our focus is fleet electrification solutions for customers, and we’re really focused on the larger vehicles. So class two and three is kind of medium-duty – or sorry – light-duty truck vehicles, but the heavy-duty trucks, medium-duty trucks—there’s a tremendous horizon there for hybrid and plug-in hybrid, as well as electric, and so we’re providing the range of solutions.

And these vehicles are really built using multiple parties, so if you were to buy a box truck today, there are multiple companies that are making that system. So XL is right in the mix with existing customers, suppliers, and partners for production. And then when you start getting into solving the charging infrastructure problem—wrapping up the vehicle, the powertrain, the charging infrastructure, and offering it as a service to customers—we see that as a very long-term play. And there’s a lot of infrastructure investors that want to finance clean assets, and so we are in a great position to bring those assets to market faster than others and also with more attractive economics.

Romaine Bostick, Bloomberg TV:

Tod, I really appreciate you taking the time to be with us. Of course that’s Tod Hynes XL Fleet Founder and Chief Strategy Officer, joining us here to talk about EVs.